EXHIBIT 3.3


                      JANO Holdings Limited


                       November 25th, 2002


Neuro Bioscience Inc
1251 Avenue of the Americas
New York
NY, 10020
Attn:  Alan Bowen, President


     Re:  Credit Facility

Gentlemen:


     Jano Holdings Limited ("JANO HOLDINGS LIMITED") is pleased to make available to Neuro Bioscience, Inc. (the "Company") a senior, secured credit facility (the "Credit Facility"), pursuant to which JANO HOLDINGS LIMITED shall provide the Company one or more loans (each, a "Tranche") in the aggregate principal amount of up to Two Million Dollars ($2,000,000) dollars (the "Maximum Funded Amount"), subject to the terms and conditions as hereinafter provided in this letter agreement (this "Letter Agreement").

     The initial tranche (the "Initial Tranche") will be in the amount of Two hundred thousand dollars ($200,000) and will be provided and funded to the Company upon receipt of the following documents from the Company: (i) a grid promissory note (the "Note"), executed by an authorized officer of the Company evidencing the principal amount of funds available under the Credit Facility and the draw down of the Initial Tranche (in the form attached hereto as Exhibit A), (ii) a security agreement (the "Security Agreement") and other collateral documents pursuant to which certain assets and subsequently acquired assets of the Company shall be pledged to secure the repayment of the indebtedness evidenced by the Note (the "Security Documents"), executed by an authorized officer of the Company (in the form attached hereto as Exhibit B), (iii) the Warrants (as defined herein), executed by an authorized officer of the Company (in the form attached hereto as Exhibit D), (iv) such other documents, each in form and substance satisfactory to JANO HOLDINGS LIMITED, as JANO HOLDINGS LIMITED shall reasonably request.





     Subject to the conditions specified herein, additional Tranches of $200,000 (each, an "Additional Tranche") will be made available to the Company as per agreed budget. (each a "Funding Date"). Each Additional Tranche will be funded within two (2) business days following receipt by JANO HOLDINGS LIMITED on a Funding Date of a request for the funding of an Additional Tranche (each, a "Request Letter") from the Company and a certification (in form and substance satisfactory to JANO HOLDINGS LIMITED) signed by an authorized officer of the Company that all conditions to funding set forth herein have been satisfied and that the Company is not in breach of any representation, warranty or covenant provided in the Note, this Letter Agreement, the Security Documents, any Warrant issued by the Company to JANO HOLDINGS LIMITED, or any other agreement between the Company and or JANO HOLDINGS LIMITED related to the subject matter contained in such agreements or documents.

     The Company covenants to use the proceeds of each Tranche solely for the purposes as agreed with Jano Holdings limited. In connection with the foregoing covenant, JANO HOLDINGS LIMITED shall have the right (the "Audit and Demand Right"), subject to customary confidentiality provisions, at any time during the term of the Note and for such extended period of time as indebtedness remains outstanding under any Note to (a) audit and inspect the books and records of the Company for the purpose of determining the use of proceeds from any Tranche at reasonable times and with reasonable prior notice in accordance with the terms and conditions of the Note or (b) demand reasonable evidence from the Company that the Company is in compliance with the foregoing covenant, which evidence the Company shall provide to JANO HOLDINGS LIMITED promptly upon written request.

     Notwithstanding anything to the contrary provided herein or elsewhere, JANO HOLDINGS LIMITED shall have no obligation to fund a Tranche if at the time a Request Letter is received by JANO HOLDINGS LIMITED and prior to when the funds requested in the Tranche are sent, one or more of the following events shall have occurred:

     (i) There shall be any material change in the business, properties, assets, results of operations, prospects or financial condition of the Company since September 30th, 2002;

     (ii) The Company shall be in breach of or default under any material contract, license or other agreement or instrument; or

     (iii) There shall not have occurred (a) any domestic or international event, act or occurrence which has materially disrupted, or is likely in the immediate future to materially disrupt, the securities markets; (b) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market; (c) any outbreak of major hostilities or other national or international calamity; (d) any banking moratorium declared by a state or federal authority; (e) any moratorium declared in foreign exchange trading by major international banks or other persons; (f) any material interruption in the mail service or other means of communication within the United States; (g) any change in the market for securities in general or in political, financial, or economic conditions; or (h) neither the Company nor any of its officers, directors and/or controlling shareholders have become the subject of or a named party in any investigation or action involving any regulatory or self-regulatory organization including, but not limited to, the SEC, the NASD or any state and/or federal agency (each as set forth in this clause (iii), a "Pro Rata Event").

     As an inducement to JANO HOLDINGS LIMITED to provide the Credit Facility to the Company, the Company shall issue to JANO HOLDINGS LIMITED (on the date of the funding of the Initial
Tranche) five (5) year warrants (the "Warrants") to purchase 2,000,000 shares of the Company's common stock (the "Common Stock"), at an exercise price (subject to adjustment for anti-dilution and other customary adjustments) equal to the lower of market price at date of execution or (y) the lowest price per share of common stock (or exercise or conversion price of any warrants, options, or convertible securities) that are sold and issued by the Company in any financing consummated by the Company prior to the full exercise of all of the Warrants by JANO HOLDINGS LIMITED.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same fall force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

     Any notice, consent, request, or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested addressed to the Company, at its principal office as first provided above,
Attention: Alan Bowen . And to JANO HOLDINGS LIMITED at its addressed provided above Attention: John Lister (or to such other address as either the Company and/or JANO HOLDINGS LIMITED shall provide in writing to the other party). Notices shall be deemed to have been given on the date of receipt by the other party.

                              Very truly yours,

                              JANO HOLDINGS LIMITED


                              By:
                                    Name:
                                    Title:
Accepted and agreed as of the
date first appearing above

NEURO BIOSCIENCE, INC.

By:

       Name:
       Title:
                            EXHIBIT A
                          FORM OF NOTE
                            EXHIBIT B
                   FORM OF SECURITY AGREEMENT
                            EXHIBIT C
                        FORM OF WARRANTS
                            SCHEDULE 1
                         USE OF PROCEEDS